BRITISH COLUMBIA

Number: C1190280

CERTIFICATE
OF
CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that ZENADRONE INC. changed its name to ZENATECH, INC. on October 5, 2020 at 09:51 AM Pacific Time.

Issued under my hand at Victoria, British Columbia
On October 5, 2020

CAROL PREST
Registrar of Companies
Province of British Columbia
Canada

ELECTRONIC CERTIFICATE